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                                                                  EXHIBIT 10.11

                      EXECUTIVE CHANGE OF CONTROL AGREEMENT


This Agreement is made as of June 6, 2000, between Angiotech Pharmaceuticals. Inc., a British Columbia corporation having an office at 6660 N.W. Marine Drive, Vancouver, British Columbia V6T 1Z4 (the "Company") and William L. Hunter, MD, of Vancouver, British Columbia ("the "Employee").

THIS AGREEMENT WITNESSES:

1. Definitions - In this Agreement, the following terms shall have the meanings ascribed below:

(a)  "Change of Control" means:

     (i) a change in the composition of the board of directors of the Company, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company 12 months prior to such change, with the exception of any such change in the composition of the board made with the approval of the board as it was constituted immediately prior to such change; or

     (ii) the acquisition or aggregation of securities by any Person pursuant to which such Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding base capital stock (meaning the securities of the Company ordinarily, and apart from rights accruing under special circumstances, having the right to vote at elections of directors of the Company), except that any change in the relative beneficial ownership of the Company's securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of base capital stock, and any decrease thereafter in such Person's ownership of securities shall be disregarded until such Person increases in any manner, directly or indirectly, his, her or its beneficial ownership of any securities of the Company.

(b) "Employee Benefit Plans" means such medical, dental, eye care, disability, life and other health insurance benefit plans maintained, in whole or in part, by the Company on behalf of employees generally or executive employees over a certain grade level.

(c) "Employee Option Plans" means such stock option, stock appreciation rights, restricted stock, phantom stock or similar plans or agreements maintained, in whole or in part, by the Company on behalf of either employees generally or executive employees over a certain grade level.

(d) "Executive Compensation Programs" means, any compensation programs maintained, in whole or in part, by the Company on behalf of executive employees over a certain grade level, including without limitation bonus or incentive programs tied to the performance of the Company.

(e) "Good Reason" means a material reduction in the authority or responsibility of the Employee, one or more reductions, in the cumulative amount of 5 percent or more, in the Base Compensation of the Employee or any notification to the Employee that his or her principal place of work will be relocated by a distance of 80 kilometers or more.


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                      EXECUTIVE CHANGE OF CONTROL AGREEMENT



(f) "Person" means any individual, partnership, unincorporated organization or association, trust, body corporate, government or government agency or authority, trustee, executor, administrator or other legal representative or other legal entity whatsoever.

(g) "Term" means the time period from the effective date of this Agreement until the employment of the Employee is terminated.

2. Change of Control - If a Change of Control occurs during the Term, then the Employee shall become fully vested and receive the maximum of all awards (stock options and cash bonuses) heretofore or hereafter granted to the Employee under all Employee Option Plans and Executive Compensation Programs, regardless of any provision in such plans or agreements that do not provide for full vesting.

3. Rights Upon Termination Due to Change of Control - In addition to any other rights the Employee may have against the Company, if at the time of a Change of Control or within twelve (12) months after the occurrence of a Change of Control, either:

(a)  the Employee voluntarily resigns his or her employment for Good Reason;
or

(b)  the Company terminates the Employee's employment for any reason;

then the Employee shall be entitled to the following payments and benefits:

(c) an amount equal to two times the Employee's base annual compensation, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless the Company and the Employee agree otherwise in writing;

(d) an amount equal to two times the annual maximum of all awards payable to the employee under all Executive Compensation Programs pursuant to Section 2, payable in one lump sum within five (5) business days from the termination of the Employee's employment unless the Company and the Employee agree otherwise in writing; and

(e) during the period commencing on the date when the termination of the Employee's employment is effective and ending on the date twenty-four (24) months after such date, the Employee (and, where applicable, the Employee's dependents) shall be entitled to continue participation in all Employee Benefit Plans maintained by the Company, including without limitation life, disability and health insurance programs, as if the Employee were still an employee of the Company. Where applicable, the Employee's salary for purposes of such plans shall be deemed to be equal to the Employee's base annual compensation and to the extent that the Company finds it impossible to cover the Employee under its Employee Benefit Plans during the period set out above, the Company shall provide the Employee with individual policies which offer at least the same level of coverage and which impose not more than the same costs on the Employee. In the event the Employee becomes eligible for comparable coverage to that set out in the Employee Benefit Plans during the period set out above, the coverage provided under this Paragraph (e) shall terminate immediately.


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                      EXECUTIVE CHANGE OF CONTROL AGREEMENT


4. Miscellaneous Provisions - The following miscellaneous provisions shall apply to this Agreement:

(a) Company's Successors - The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation, benefits and reimbursements to which he or she would have been entitled hereunder as if there had been a Change of Control and a term due to Change of Control. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection 4(a) or which becomes bound by this Agreement by operation of law.

(b) No Assignment - The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including without limitation by bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection 4(b) shall be void.

(c) Waiver - No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Employee's Successors - This Agreement and all rights of the Employee hereunder shall enure to the benefit of and be binding on the Employee's heirs and legal personal representatives.

IN WITNESS WHEREOF each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


Angiotech Pharmaceuticals, Inc.

/s/ Donald E. Longenecker                   /s/ William L. Hunter
-------------------------------             ------------------------------------
Donald E. Longenecker, PhD                  William L. Hunter, MD
President and Chief Operating Officer       Chairman and Chief Executive Officer